FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. COMPLETES

$66 MILLION 9.5% SENIOR NOTES SALE

Uses Proceeds to Call Subsidiary Floating Rate Notes

CRANBURY, New Jersey - (April 17, 2007) - Innophos Holdings, Inc. (NASDAQ symbol: IPHS) today announced that it has completed its previously announced sale of $66.0 million of 9.5% Senior Unsecured Notes due 2012 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The new 9.5% Senior Unsecured Notes issued on April 16, 2007, will pay interest on October 15 and April 15 commencing October 15, 2007, and are redeemable at specified prices on and after April 15, 2009.  The notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The Company contributed the proceeds from the new notes to its wholly-owned subsidiary, Innophos Investments Holdings, Inc., to fund the redemption by that subsidiary of its Floating Rate Senior Notes due 2015.  The remaining $60.8 million of the Floating Rate Notes have been called for redemption as of May 17, 2007, at a price of 103.0% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.  The subsidiary has now fulfilled all conditions precedent to the satisfaction and discharge of its obligations under the terms of the indenture governing the Floating Rate Notes.

This release is neither an offer to sell nor the solicitation of an offer to buy notes or any other securities of any of the Innophos companies and does not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful.  Any offer of Innophos' 9.5% Senior Unsecured Notes due 2012 has been made only by means of a private offering memorandum.

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About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com) is the holding company for a leading North American manufacturer of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico).IPHS

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact Information:

Innophos Investor Relations

(609) 366-1299

Investor.relations@innophos.com